EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT (“Agreement”) is made and entered into as of this 4th day of August, 2015, by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation with its principal place of business located at 40W267 Keslinger Road, P.O. Box 393, LaFox, IL 60147-0393 (the “Employer”), and Robert J. Ben, an individual whose current residence address is 1511 Lake Shore Drive South, Barrington, IL 60010, (“Employee”).

RECITALS

WHEREAS, the Employer desires to employ Employee as its Executive Vice President and Chief Financial Officer and Corporate Secretary, upon the terms and conditions stated herein; and

WHEREAS, Employee desires to be so employed by the Employer at the salary and benefits provided for herein; and

WHEREAS, Employee acknowledges and understands that during the course of his employment, Employee has and will become familiar with certain confidential information of the Employer which provides Employer with a competitive advantage in the marketplace in which it competes, is exceptionally valuable to the Employer, and is vital to the success of the Employer’s business; and

WHEREAS, the Employer and Employee desire to protect such confidential information from disclosure to third parties or its use to the detriment of the Employer; and

WHEREAS, the Employee acknowledges that the likelihood of disclosure of such confidential information would be substantially reduced, and that legitimate business interests of the Employer would be protected, if Employee refrains from competing with the Employer and from soliciting its customers and employees during and following the term of the Agreement, and Employee is willing to covenant that he will refrain from such actions.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

ARTICLE ONE

NATURE AND TERM OF EMPLOYMENT

1.01    Employment. The Employer hereby agrees to employ Employee and Employee hereby accepts employment as the Employer’s Executive Vice President and Chief Financial Officer and Corporate Secretary.

1.02    Term of Employment. Employee’s employment pursuant to this Agreement shall commence on August 17, 2015, or such other date as may be agreed upon by Employee and the Employer (the “Effective Date”) and, subject to the other provisions of this Agreement, shall continue for a period of three years thereafter (the “Employment Term”). The Employment Term shall be extended automatically for successive one-year periods unless written notice of nonrenewal is provided to the Employee or the Employer within 60 days prior to the expiration of the Employment Term.

1.03    Duties. Employee shall perform such managerial duties and responsibilities as may be assigned by Employer’s Chief Executive Officer. Employee will adhere to the policies and procedures of the Employer, including, without limitation, its Code of Conduct, and will follow the supervision and direction of the Chief Executive Officer in the performance of such duties and responsibilities. Employee agrees to devote his full working time, attention and energies to the diligent and satisfactory performance of his duties hereunder, and to developing and improving the business and best interests of the Company. Employee will use all reasonable efforts to promote and protect the good name of the Company and will comply with all of his obligations, undertakings, promises, covenants and agreements as set forth in this Agreement. Employee will not, during the Employment Term or during any period during which Employee is receiving payments pursuant to Article 2 and/or Section 5.04, engage in any activity which would have, or reasonably be expected to have, an adverse effect on the Employer’s reputation, goodwill or business relationships or which would result, or reasonably be expected to result, in economic harm to the Employer.

ARTICLE TWO

COMPENSATION AND BENEFITS

For all services to be rendered by Employee in any capacity hereunder (including as an officer, director, committee member or otherwise of the Employer or any parent or subsidiary thereof or any division of any thereof) on behalf of the Employer, the Employer agrees to pay Employee so long as he is employed hereunder, and the Employee agrees to accept, the compensation set forth below.

2.01    Base Salary. During the term of Employee’s employment hereunder, the Employer shall pay to Employee an annual base salary (“Base Salary”) at the rate of $270,000, payable in installments as are customary under the Employer’s payroll practices from time to time. The Employer at its sole discretion may, but is not required to, review and adjust the Employee’s Base Salary from year to year; provided, however, that, except as may be agreed in writing by Employee, Employer may not decrease Employee’s Base Salary. No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

2.02    Incentive Plan. During the term of the Employee’s employment hereunder, the Employee shall be a participant in the Corporate Incentive Plan, as modified from time to time (the “Annual Incentive Plan”) and will be eligible for a bonus (“Bonus”) pursuant thereto. The Employee’s “target bonus percentage” for purposes of the Annual Incentive Plan shall be 50%. Such Bonus shall be determined and paid strictly in accordance with the Annual Incentive Plan as modified or reduced by the Compensation Committee of Employer’s Board of Directors at its discretion, and for any partial fiscal year the Bonus shall be computed and paid only for the portion of the fiscal year Employee is employed hereunder.

2.03    Auto Allowance and Vacation. During the term of the Employee’s employment hereunder, the Employee shall be paid an auto allowance of $1,000 per month. Employee shall be entitled to vacation in accordance with Employer’s vacation policy in effect from time to time; provided, that notwithstanding, anything to the contrary in such policy, Employee shall be eligible for two weeks’ vacation in calendar year 2015 and four (4) weeks’ vacation per year thereafter.

2.04        Options.  Employee will be granted a Stock Option under Employer’s Incentive Compensation Plan for 15,000 shares with an exercise price equal to the closing price of the Employer’s Common Stock, as reported by NASDAQ, on the date on which the Compensation Committee has approved the Award, and that will vest in five equal annual installments over five years.

2.05    Other Benefits. Employer will provide Employee such benefits (other than bonus, auto allowance, severance, vacation and cash incentive compensation benefits) as are generally provided by the Employer to its other employees, including but not limited to, health/major medical insurance, dental insurance, disability insurance, life insurance, sick days and other employee benefits (collectively “Other Benefits”), all in accordance with the terms and conditions of the applicable Other Benefits Plans as in effect from time to time. Nothing in this Agreement shall require the Employer to maintain any benefit plan, nor prohibit the Employer from modifying any such plan as it sees fit from time to time. It is only intended that Employee shall be entitled to participate in any such plan offered for which he may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof.

2.06    Disability. Any compensation Employee receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall be in lieu of the compensation which Employee would otherwise receive under Article Two during such period of disability, injury or sickness.

2.07    Withholding. All salary, bonus and other payments described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

ARTICLE THREE

CONFIDENTIAL INFORMATION
RECORDS AND REPUTATION

3.01    Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Employee receives or has received access or develops or has developed in whole or in part as a direct or indirect result of his employment with Employer or through the use of any of Employer’s facilities or resources:

(1)
Marketing techniques, practices, methods, plans, systems, processes, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names, contacts and requirements, customer information and data, product information, supplier names, contacts and capabilities, supplier information and data, and other materials or information relating to the manner in which Employer, its customers and/or suppliers do business;

(2)
Discoveries, concepts and ideas, whether patentable or not, or copyrightable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, “know-how,” designs, drawings and specifications;

(3)
Any other materials or information related to the business or activities of Employer which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without significant expenditure of time, effort and money; and

(4)	All inventions and ideas that are derived from or relate to Employee’s access to or knowledge of any of the above enumerated materials and information.

The Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which Employer utilized, developed or otherwise acquired such information or materials and which Employee has gathered or obtained (other than on behalf of the Employer) after termination of his employment with the Employer from such other public sources by his own expenditure of significant time, effort and money after termination of his employment with the Employer. Failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

3.02    Ownership of Confidential Information. Employee agrees that the Confidential Information is and shall at all times remain the sole and exclusive property of Employer. Employee agrees immediately to disclose to Employer all Confidential Information developed in whole or part by him during the term of his employment with Employer and to assign to Employer any right, title or interest he may have in such Confidential Information.

Without limiting the generality of the foregoing, every invention, improvement, product, process, apparatus, or design which Employee may take, make, devise or conceive, individually or jointly with others, during the period of his employment by the Employer, whether during business hours or otherwise, which relates in any manner to the business of the Employer either now or at any time during the period of his employment), or which may be related to the Employer in connection with its business (hereinafter collectively referred to as “Invention”) shall belong to and be the exclusive property of the Employer and Employee will make full and prompt disclosure to the Employer of every Invention. Employee will assign to the Employer, or its nominee, every Invention and Employee will execute all assignments and other instruments or documents and do all other things necessary and proper to confirm the Employer’s right and title in and to every Invention; and Employee will perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer (at the Employer’s expense) for every Invention in whatever countries the Employer may desire, without payment by the Employer to Employee of any royalty, license fee, price or additional compensation.

3.03.    Non Disclosure of Confidential Information. Except as required in the faithful performance of Employee’s duties hereunder (or as required by law), during the term of his employment with Employer and for a period after the termination of such employment until the Confidential Information no longer meets the definition set forth above of Confidential Information with respect to Employee, Employee agrees not to directly or indirectly reveal, report, publish, disseminate, disclose or transfer any of the Confidential Information to any person or entity, or utilize for himself or any other person or entity any of the Confidential Information for any purpose (including, without limitation, in the solicitation of existing Employer customers or suppliers), except in the course of performing duties assigned to him by Employer. Employee further agrees to use his best endeavors to prevent the use for himself or others, or dissemination, publication, revealing, reporting or disclosure of, any Confidential Information.

3.04    Protection of Reputation. Employee agrees that he will at no time, either during his employment with the Employer or at any time after termination of such employment, engage in conduct which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Employer, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the services provided by the Employer or the products sold by the Employer, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof.

3.05    Records and Use of Employer Facilities. All notes, data, reference materials, memoranda and records, including, without limitation, data on the Employer’s computer system, computer reports, products, customers and suppliers lists and copies of invoices, in any way relating to any of the Confidential Information or Employer’s business (in whatever form existing, including, without limit, electronic) shall belong exclusively to Employer, and Employee agrees to maintain them in a manner so as to secure their confidentiality and to turn over to Employer all copies of such materials (in whole or in part) in his possession or control at the request of Employer or, in the absence of such a request, upon the termination of Employee’s employment with Employer. Upon termination of Employee’s employment with Employer, Employee shall immediately refrain from seeking access to Employer’s (a) telephonic voice mail, E-mail or message systems, (b) computer system and (c) computer data bases and software. The foregoing shall not prohibit Employee from using Employer’s public Internet (not intranet) site.

3.06.    Representations. Employee represents and warrants that his employment by Employer as described herein will not violate or conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Employee represents and warrants that he is not under any restriction, and there are no other restrictions applicable to him or anyone else, that would prevent or make unlawful Employee being employed by Employer or performing his obligations hereunder to Employer. Employee further represents that he is not bound by the terms of any employment or severance agreement or any restrictive covenant other than the restrictive covenants described in Section 3.07 herein, with which he agrees to comply with as set forth in Section 3.07 herein. Employee has disclosed to Employer any restrictions that Employee has with any employer, service recipient, in either case whether current or former, or business.

3.07.    Confidential Information and Obligations to Former Employers. Employer respects the restrictive covenant obligations that Employee has with respect to his former employer, including regarding confidential and proprietary information, and Employee recognizes the importance of honoring these obligations. Employee understands and agrees to honor his obligation not to disclose any confidential or proprietary information belonging to any of Employee’s former employer, and not to use, disclose, communicate or make available, in whole or in part, to any entity or person, such information in performing his duties with Employer. Employee has taken all appropriate actions to return any property to Employee’s former employer, and Employee has not transferred any information of his former employer to Employee’s personal accounts or any account or form that could be used other than for the benefit of the former employer. Employer and Employee agree that Employee’s employment under this Agreement does not require and will not involve the use of any confidential information of Employee’s former employer.

ARTICLE FOUR

NON-COMPETE AND NON-SOLICITATION COVENANTS

4.01    Non-Competition and Non-Solicitation. Employee acknowledges that it may be very difficult for him to avoid using or disclosing the Confidential Information in violation of Article Three above in the event that he is employed by any person or entity other than the Employer in a capacity similar or related to the capacity in which he is employed by the Employer. Accordingly, Employee agrees that he will not, during the term of employment with Employer and, if Employee voluntarily terminates his employment hereunder without Good Reason (as hereinafter defined), or if Employer terminates his employment for Cause, for a period of twelve (12) months after the termination of such employment, irrespective of the time, manner or cause of such termination, directly or indirectly (whether or not for compensation or profit):

(1)	Engage in any business or enterprise the nature of any part of which is competitive with any part of that of the Employer (a “Prohibited Business”); or

(2)
Participate as an officer, director, creditor, promoter, proprietor, associate, agent, employee, partner, consultant, sales representative or otherwise, or promote or assist, financially or otherwise, or directly or indirectly own any interest in any person or entity involved in any Prohibited Business; or

(3)
Canvas, call upon, solicit, entice, persuade, induce, respond to, or otherwise deal with, directly or indirectly, any individual or entity which, during Employee’s term of employment with the Employer, was or is a customer or supplier, or proposed customer or supplier, of the Employer whom Employee called upon or dealt with, or whose account Employee supervised, for any of the following purposes:

(a)
to purchase (with respect to customers) or to sell (with respect to suppliers) products of the types or kinds sold by the Employer or which could be substituted for (including, but not limited to, rebuilt products), or which serve the same purpose or function as, products sold by the Employer (all of which products are herein sometimes referred to, jointly and severally, as “Prohibited Products”), or

(b)	to request or advise any such customer or supplier to withdraw, curtail or cancel its business with the Employer; or

(4)
For himself or for or through any other individual or entity call upon, solicit, entice, persuade, induce or offer any individual who, during Employee’s term of employment with the Employer, was an employee or sales representative or distributor of the Employer, employment by, or representation as sales agent or distributor for, anyone other than the Employer, or request or advise any such employee or sales agent or distributor to cease employment with or representation of the Employer, and Employee shall not approach, respond to, or otherwise deal with any such employee or sales representative or distributor of Employer for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

4.02    Obligation Independent. The obligations of each subparagraph and provision of Section 4.01 shall be independent of any obligation under any other subparagraph or provision hereof or thereof.

4.03    Public Stock. Nothing in Section 4.01, however, shall prohibit Employee from owning (directly or indirectly through a parent, spouse, child or other relative or person living in the same household with Employee or any of the foregoing), as a passive investment, up to 1% of the issued and outstanding shares of any class of stock of any publicly traded company.

4.04    Business Limitation. If, at the termination of Employee’s employment and for the entire period of twelve (12) months prior thereto his duties and responsibilities are limited by the Employer so that he is specifically assigned to, or responsible for, one or more divisions, subsidiaries or business units of the Employer, then subparagraphs (1) through (3) of Section 4.01 shall apply only to any business which competes with the business of such divisions, subsidiaries or business units.

4.05    Area Limitation. If at the termination of Employee’s employment and for the entire period of twelve (12) months prior thereto he or she has responsibility for only a designated geographic area, then subparagraphs (1) through (3) of Section 4.01 shall apply only within such area.

ARTICLE FIVE

TERMINATION

5.01    Termination by Employer for Cause. The Employer shall have the right to terminate Employee’s employment at any time for “cause.” Prior to such termination, the Employer shall provide Employee with written notification of any and all allegations constituting “cause” and the Employee shall be given five (5) working days after receipt of such written notification to respond to those allegations in writing. Upon receipt of the Employee’s response, the Employer shall meet with the Employee to discuss the allegations.

For purposes hereof, “cause” shall mean (i) an act or acts of personal dishonesty taken by the Employee and intended to result in personal enrichment of the Employee, (ii) material violations by the Employee of the Employee’s obligations or duties under, or any terms of, this Agreement, which are not remedied in a reasonable period (not to exceed ten (10) days) after receipt of written notice thereof from the Employer, (iii) any violation by the Employee of any of the provisions of Articles Three or Four, or (iv) Employee being charged, indicted or convicted (by trial, guilty or no contest plea or otherwise) of (a) a felony, (b) any other crime involving moral turpitude, or (c) any violation of law which would impair the ability of the Employer or any affiliate to obtain any license or authority to do any business deemed necessary or desirable for the conduct of its actual or proposed business.

5.02    Termination by Employer Because of Employee’s Disability, Injury or Illness. The Employer shall have the right to terminate Employee’s employment if Employee is unable to perform the duties assigned to him by the Employer because of Employee’s disability, injury or illness, provided however, such inability must have existed for a total of one hundred eighty (180) consecutive days before such termination can be made effective. Any compensation Employee receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall be in lieu of the compensation which Employee would otherwise receive under Article Two during such period of disability, injury or sickness.

5.03    Termination as a Result of Employee’s Death. The obligations of the Employer to Employee pursuant to this Agreement shall automatically terminate upon Employee’s death.

5.04    Termination by Employer for any Other Reason. The Employer shall have the right to terminate Employee’s employment at any time for any reason upon written notice to Employee.

5.05    Termination by Employee. Subject to the provisions of Articles Three and Four above, Employee may terminate his employment by the Employer at any time by sixty (60) days prior written notice to Employer. In such event Employer may elect to terminate the employment at any time after receipt of the notice; provided however, for compensation purposes, the date of termination shall be the last day of the notice period.

5.06    Termination by Employee for Good Reason. Employee shall have the right to terminate his employment with the Employer for “good reason” (as hereinafter defined), provided that Employee shall have given the Employer written notice of Employee’s decision to terminate his employment (specifying the alleged “good reason” in reasonable detail) and, if it is possible to cure, the Employer shall not have cured the same within thirty (30) days after receipt of such notice, or, if cure cannot be fully accomplished within thirty (30) days, the Employer shall not have commenced cure within (30) days after receipt of such notice and cured the alleged “good reason” as soon as possible thereafter. For purposes of the foregoing, “good reason” shall mean (a) the assignment of Employee duties inconsistent with, or the diminution of, Employee’s positions, titles, offices, duties, responsibilities or status with the Employer as a senior executive officer, or a change without good cause in Employee’s reporting responsibilities, or any removal of Employee from any positions, titles or offices specified in this agreement and held by the employee, (b) the Employer’s material breach of this agreement, (c) the relocation of Employee’s principal place of employment to a location that is more than 25 miles from LaFox, Illinois, (d) employee being required to report to someone other than the CEO or Board of Directors.

In addition, Employee may terminate his employment upon (30) thirty days written notice to Employer provided within ninety (90) days of a Change in Control of the Employer. In such event the Employer may elect to terminate the employment at any time after receipt of the notice. For purposes of this Agreement, a “Change of Control of Employer” shall mean the occurrence of any one or more of the following:

(a)
Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and used in sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section (13)(d)(3)) other than an Excluded Person has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the Employer’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”), except as the result of any acquisition of Voting Securities by the Employer or any of its subsidiaries.

(b)
At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted more than 50% of the Board, provided that for this purpose, any individual who becomes a member of the Board of Directors after the date of this agreement whose election, or nomination for election by holders of Voting Securities, was approved by the vote of at least a majority of the Incumbent Board shall be considered a member of the Incumbent Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board shall not be so considered);

(c)
The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Employer unless, in any case, the Persons who or which Beneficially Own the Voting Securities of the Employer immediately before that transaction Beneficially own, directly or indirectly, immediately after the transaction, at least 50% of the Voting Securities of the Employer or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of the Voting Securities of the Employer or all or substantially all of the Employer’s assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Employer immediately before that transaction; or

(d)	An assignment of this Agreement by the Employer pursuant to Section 7.01.

For purposes of the foregoing definition, “Excluded Person” means (i) Edward J. Richardson; (ii) any person that controls (as defined in Rule 12b-2 under the Exchange Act) the Employer as of the date of the agreement or any group of which any such Person is a member, (iii) any employee-benefit plan, or related trust, sponsored or maintained by the Employer or any of its affiliates, or any trustee or other fiduciary thereof; or (iv) any corporation or any other entity owned directly or indirectly by the shareholders of the Employer in substantially the same proportions as their ownership of the Voting Securities of the Employer.

5.07    Compensation on Termination. If Employee’s employment is terminated under Sections 5.01, 5.02, 5.03, 5.04, 5.05 or 5.06 above, the Employer’s obligation to pay Employee’s Base Salary, Auto Allowance and Bonus

pursuant to the Annual Incentive Plan shall cease on the date on which the termination of employment occurs and shall be prorated and accrued to the date of termination, except as expressly provided for below with respect to Sections 5.04. Employer’s obligations and Employee’s rights with respect to Stock Awards, Options and Other Benefits shall be governed by the provisions of the plans under which they are granted.

If Employee’s employment is terminated under Section 5.04 or 5.06, the Employer shall be obligated to pay to Employee an amount equal to 12 months of his then current Base Salary, which amount shall be paid by Employer in substantially equal installments over the period of 12 months after the date on which Employee’s employment is so terminated on the dates Employer would normally pay its employees In addition, provided that (a) Employee has elected COBRA continuation coverage and (b) Employee pays for Employee’s portion of Employee’s medical and dental premiums, then the Employer shall continue to pay the Employer’s portion of Employee’s medical and dental premiums during such COBRA continuation coverage until the earlier of (i) 12 months after the date on which Employee’s employment is terminated or (ii) the date that Employee becomes eligible to receive medical insurance benefits from a new employer; provided that, if such continued coverage would result in excise tax or other penalties imposed on Employer, Employee shall pay the entire amount of such COBRA continuation coverage and Employer shall pay Employee a dollar amount equal to the amount Employer would otherwise have contributed to such coverage. Notwithstanding the foregoing, the payments and benefits described in this paragraph shall be subject to Employee’s execution and delivery of a customary release of claims against Employer and its affiliates by no later than the 45th day following his termination of employment and his not revoking such release, and none of the cash payments described in the first sentence of this paragraph shall be paid until such release has been delivered and a seven day revocation period has elapsed. Any amounts that would have been paid prior to the execution, delivery and lapse of the revocation period of such release but for the preceding sentence shall be paid on the first payroll period following the 60th day after Employee’s termination of employment.

However, if the Employee is a “Specified Employee”, as defined in Internal Revenue Code Section 409A and the regulations promulgated thereunder, on the date of his termination of employment, such amounts otherwise payable within the first six (6) calendar months following the Employee’s termination of employment, shall be delayed, to the extent necessary for the Employee to avoid the adverse tax consequences imposed under Code Section 409A. On the first business day of the seventh calendar month immediately following the Employee’s termination of employment, payment of the aggregate amount of the delayed cash payment shall be paid in a lump sum. The remaining installment payments shall be made on the same dates as the Employer makes regular payroll payments under its customary practice. Employer’s obligations and Employee’s rights with respect to Stock Awards, Options and Other Benefits shall be governed by the provisions of the plans under which they are granted and paid or provided to the date on which Employee’s employment is so terminated. During the time Employer makes such payments, Employee shall provide such assistance and time as may reasonably be required by Employer to effect a smooth transition to the employee(s) assuming Employee’s duties and responsibilities.

5.08    Outplacement Services. If Employee’s employment is terminated under Sections 5.04 or 5.06 above, the Employer will reimburse Employee for executive outplacement services through the use of a company or consultant chosen by Employee in an amount not to exceed $27,500 provided that such outplacement services will be provided for no more than a six-month period commencing on the date of termination of employment. Reimbursement will be made upon receipt of invoice.

ARTICLE SIX

REMEDIES

6.01    Employee acknowledges that the restrictions contained in this Agreement will not prevent him from obtaining such other gainful employment he may desire to obtain or cause him any undue hardship and are reasonable and necessary in order to protect the legitimate interests of employer and that violation thereof would result in irreparable injury to Employer. Employee therefor acknowledges and agrees that in the event of a breach or threatened breach by Employee of the provisions of Article Three or Article Four or Section 1.03, Employer shall be entitled to an injunction restraining Employee from such breach or threatened breach and Employee shall lose all rights to receive any payments under Section 5.04. Nothing herein shall be construed as prohibiting or limiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach; the rights hereinabove mentioned being in addition to and not in substitution of such other rights and remedies. The period of restriction specified in Article Four shall abate during the time of any violation thereof, and the portion of such period remaining at the commencement of the violation shall begin to run until the violation is cured.

6.02    Survival. The provisions of this Article Six and of Articles Three and Four shall survive the termination or expiration of this Agreement.

ARTICLE SEVEN

MISCELLANEOUS

7.01    Assignment. Employee and Employer acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Employer under this Agreement may be assigned or transferred pursuant to a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Employer’s assets or of the business unit or division for which Employee is performing services, or other reorganization described in Section 368 of the Code, or through liquidation, dissolution or otherwise, whether or not the Employer is the continuing entity, provided that the assignee, or transferee is the successor to all or substantially all of the assets of the Employer or of the business unit or division for which Employee is performing services and such assignee or transferee assumes the rights and duties of the Employer, if any, as contained in this Agreement, either contractually or as a matter of law.

7.02    Severability. Should any of Employee’s obligations under this Agreement or the application of the terms or provisions of this Agreement to any person or circumstances, to any extent, be found illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain enforceable in accordance with their terms, or the application of such terms or provisions to persons or circumstances other than those to which it is held illegal, invalid or unenforceable. Despite the preceding sentence, should any of Employee’s obligations under this Agreement be found illegal, invalid or unenforceable because it is too broad with respect to duration, geographical or other scope, or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical or other scope, and subject matter allowable under applicable law.

The covenants of Employee in Articles Three and Four and each subparagraph of Section 4.01 are of the essence of this Agreement; they shall be construed as independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against the Employer, whether predicated on the Agreement or otherwise shall not constitute a defense to enforcement by the Employer of any of these covenants. The covenants of Employee shall be applicable irrespective of whether termination of employment hereunder shall be by the Employer or by Employee, whether voluntary or involuntary, or whether for cause or without cause.

7.03    Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known addresses. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

7.04    Waiver. The waiver by the Employer or Employee of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof. Failure by any party to claim any breach or violation of any provision of this Agreement shall not constitute a precedent or be construed as a waiver of any subsequent breaches hereof.

7.05    Continuing Obligation. The obligations, duties and liabilities of Employee pursuant to Articles Three and Four of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein and survive the termination of this Agreement.

7.06    No Conflicting Obligations or Use. Employer does not desire to acquire from Employee any secret or confidential know-how or information which he may have acquired from others nor does it wish to cause a breach of any non-compete agreement or similar agreement to which Employee may be subject. Employee represents and warrants that (i) other than for this Agreement, he is not subject to or bound by any confidentiality agreement or nondisclosure or non-compete agreement or any other agreement having a similar intent, effect or purpose, and (ii) he is free to use and divulge to Employer, without any obligation to or violation of any right of others, any and all information, data, plans, ideas, concepts, practices or techniques which he will use, describe, demonstrate, divulge, or in any other manner make known to Employer during the performance of services

7.07    Attorneys Fees. In the event that Employee has been found to have violated any of the terms of Articles Three or Four of this Agreement either after a preliminary injunction hearing or a trial on the merits or otherwise, Employee shall pay to the Employer the Employer’s costs and expenses, including attorney fees, in enforcing the terms of Articles Three or Four of this Agreement.

7.08    Advise New Employers. During Employee’s employment with the Employer and for one (1) year thereafter, Employee will communicate the contents of Articles Three and Four to any individual or entity which Employee intends to be employed by, associated with, or represent which is engaged in a business which is competitive to the business of Employer.

7.09    Captions. The captions of Articles and Sections this Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND FULLY UNDERSTANDS EACH AND EVERY PROVISION OF THE FOREGOING AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE                        EMPLOYER
_______________                By: ____________
Robert J. Ben    Name: Edward J. Richardson
Title: CEO and Chairman of the Board